Exhibit 5.2
July 17, 2009
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, Texas 76155
AMR Corporation
4333 Amon Carter Boulevard
Fort Worth, Texas 76155
American Airlines, Inc. and AMR Corporation
Registration Statement on Form S-3
(Filed July 17, 2009)
Ladies and Gentlemen:
     We have acted as special counsel to American Airlines, Inc., a Delaware corporation (the “Company”), and AMR Corporation, a Delaware corporation (“AMR”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (filed July 17, 2009) (the “Registration Statement”) and the prospectus included therein (the “Prospectus”) that relates to Pass Through Certificates (the “Pass Through Certificates”). The Pass Through Certificates may be issued by one or more trusts formed by the Company on a delayed basis from time to time in one or more series under a Pass Through Trust Agreement (the “Pass Through Trust Agreement”), dated as of March 21, 2002, between the Company and U.S. Bank Trust National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as pass through trustee for the trust relating to each series of Pass Through Certificates (being referred to herein individually as the “Trustee”), substantially in the form filed as Exhibit 4.3 to the registration statement on Form S-3 filed by the Company and AMR on March 14, 2002 (File No. 333-84292). The obligations of the Company under the Leases (in the case of Aircraft or other property leased to the Company) or the Equipment Notes (in the case of Aircraft or other property owned by the Company), or both, relating to the Pass Through Certificates of a series may be guaranteed by AMR pursuant to a Guarantee substantially in the form filed as Exhibit 4.22 to the registration statement on Form S-3 filed by the Company and AMR on August 11, 2006 (File Nos. 333-136563 and 333-136563-01)(each, a

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“Guarantee”). Capitalized terms used herein without definition have the meanings specified in the Pass Through Trust Agreement.
     In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Pass Through Trust Agreement, the form of Guarantee, the form of Pass Through Trust Certificate included in the Pass Through Trust Agreement and such other records, documents, certificates, and other instruments, and have made such investigations of law, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
     In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We also have relied upon, and have assumed the accuracy of, the representations and warranties as to factual matters contained in the Pass Through Trust Agreement and the form of Guarantee that we have examined and representations, statements, and certificates of or from public officials and of or from officers and representatives of the Company, AMR, and others. Further, we have assumed that (i) a supplement or supplements supplementing the Prospectus will have been prepared and filed with the Commission describing the Pass Through Certificates of each series, (ii) the Pass Through Certificates of each series will be issued and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Prospectus and the applicable supplement or supplements to the Prospectus, and (iii) a definitive purchase, underwriting or similar agreement with respect to the Pass Through Certificates of each series will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.
     Based on and subject to the foregoing and subject to the further qualifications and assumptions set forth below, we are of the following opinion:
     1. With respect to the Pass Through Certificates of each series, when (a) the execution, authentication, issuance, and delivery of the Pass Through Certificates of such series by the related Trustee shall have been duly authorized by all necessary corporate action of the Company and such Trustee; (b) the Pass Through Trust Agreement and the Trust Supplement establishing the terms of the Pass Through Certificates of such series and forming the related Trust shall have been duly authorized, executed, and delivered by the Company and the related Trustee in accordance with the terms and conditions of the Pass Through Trust Agreement; and (c) the Pass Through Certificates of such series shall

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have been duly executed, authenticated, issued, and delivered by the related Trustee and issued, sold, and paid for as contemplated by each of the Registration Statement, the Prospectus, the supplement or supplements to the Prospectus relating to the Pass Through Certificates of such series, the Pass Through Trust Agreement and the related Trust Supplement, assuming that the terms of the Pass Through Certificates of such series, the Pass Through Trust Agreement and the related Trust Supplement, and the issuance and sale of such Pass Through Certificates, are in compliance with then applicable law, (i) the Pass Through Certificates of such series will constitute the valid and binding obligation of the related Trustee, enforceable against such Trustee in accordance with its terms, and (ii) the holders of such Pass Through Certificates will be entitled to the benefits of the Pass Through Trust Agreement and the related Trust Supplement.
     2. With respect to each Guarantee, (a) when the execution and delivery of such Guarantee shall have been duly authorized by all necessary corporation action of AMR, and (b) such Guarantee shall have been duly executed and delivered by AMR and issued by AMR as contemplated by each of the Registration Statement, the Prospectus, the supplement or the supplements to the Prospectus relating to the Pass Through Certificates of the series to which such Guarantee relates, the Pass Through Trust Agreement and the related Trust Supplement, assuming that the terms of such Guarantee, and the execution, delivery and issuance thereof, are in compliance with then applicable law, such Guarantee will constitute a valid and binding obligation of AMR, enforceable against AMR in accordance with its terms.
     Our opinions set forth in paragraphs 1 and 2 above are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting lessors’, creditors’ or secured parties’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding at law or in equity), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Pass Through Certificates or the Pass Through Trust Agreement that purports to (a) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by Section 1- 102(3) of the Uniform Commercial Code (as in effect in any applicable jurisdiction) or other provisions of applicable law, (b) constitute a waiver of inconvenient forum or improper venue, (c) relate to the subject matter jurisdiction of a court to adjudicate any controversy or (d) provide that any prohibited or unenforceable provision thereof may be severed without invalidating the remaining provisions thereof. In addition, the

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enforceability of any provision in the Pass Through Certificates or the Pass Through Trust Agreement to the effect that (x) the terms thereof may not be waived or modified except in writing, or (y) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We express no opinion as to any provisions of the Pass Through Certificates or the Pass Through Trust Agreement relating to the submission to the jurisdiction of any court other than the courts of the State of New York sitting in the County of New York and the United States District Court for the Southern District of New York, and we express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Pass Through Trust Agreement or any of the transactions contemplated thereby.
     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, as currently in effect, in each case that in our experience are normally applicable to transactions of this type, except that we do not express any opinion concerning aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Treaty or any other laws, rules, or regulations of the United States of America or promulgated under the Cape Town Treaty relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof) or other laws, rules or regulations applicable to the particular nature of the equipment subject to the Pass Through Trust Agreement or the business conducted by the Company, AMR or the related Trustee. In addition, we express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction. Our opinions expressed above are limited to the laws of the State of New York governing the enforceability of contracts as such.
     In rendering the opinions expressed in paragraphs 1 and 2 above, we have assumed that each of the Company, AMR, and the related Trustee is and will be duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has or will have the full power and authority to carry on its business and to enter into the Pass Through Trust Agreement, each Trust Supplement, each Guarantee (in the case of AMR), and the Pass Through Certificates of such series (in the case of the related Trustee), and to perform its obligations thereunder. We have further assumed that the execution, delivery, and performance by each of the Company, AMR, and the related Trustee of its obligations under the Pass Through Trust Agreement, each Trust Supplement, each Guarantee (in the case of AMR), and the Pass Through Certificates of such series (in the case of the related Trustee), (i) do not and will not contravene, conflict with, breach, or constitute (with or without notice or lapse of time) a default under, or result in the creation of a lien upon any of its properties under, the terms of (x) its charter

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or by-laws or other constituent documents, (y) any agreement, instrument, obligation, or contract to which it is a party or by which it or its properties may be bound, or (z) any applicable law, rule, or regulation or any applicable requirement or restriction imposed by any court, tribunal, or governmental body and (ii) do not and will not require any consent, approval, authorization, registration, or filing under any applicable law, rule, or regulation (other than those that have been obtained).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Validity of Pass Through Certificates” in the Prospectus included in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP